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                                                             EXHIBIT 11.1

                                HPSC, INC.
                   CALCULATION OF EARNINGS PER SHARE
                    OUTSTANDING SHARE RECONCILIATION


                                             YEAR ENDED DECEMBER 31,
                                           ---------------------------
                                           1996        1995       1994 (1)
                                           ----        ----       ----

Weighted Average Shares Outstanding     4,684,147   4,696,376   5,565,461

LESS:
Unissued ESOP/SESOP                      (560,348)   (590,348)   (621,720)
Restricted Stock                         (278,108)   (224,667)         --

ADD:
Option Effect                             221,545          --      45,650
                                        ---------    ---------   --------

SHARES USED TO COMPUTE NET
INCOME/(LOSS) PER SHARE                 4,067,236    3,881,361  4,989,391
                                        ---------    ---------  ---------
                                        ---------    ---------  ---------

(1) For 1994 and prior years, the Company's fiscal year was the 52 or 53 week period ending on the last Saturday of the calendar year. The 1994 fiscal year covers the 53 week period from December 26, 1993 to December 31, 1994. In fiscal year 1995, the Company changed its fiscal year end to December 31.